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                    January 3, 2022

       Louis Salamone
       Chief Financial Officer
       Babcock & Wilcox Enterprises, Inc.
       1200 East Market Street , Suite 650
       Akron , Ohio 44305

                                                        Re: Babcock & Wilcox
Enterprises, Inc.
                                                            Form 10-K for the
Year Ended Ended December 31, 2020
                                                            Filed March 8, 2021
                                                            File No. 001-36876

       Dear Mr. Salamone:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing